USA Mobility, Inc. Investor Conference Call
February 24, 2011
10:00 a.m. Eastern Time
Operating Results for the 4th Quarter and Year-Ended December 31, 2010

Operator: Good morning and welcome to USA Mobility’s 4th Quarter and Year-End Investor Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, and Shawn Endsley, Chief Financial Officer. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our fourth quarter and 2010 year-end investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2010 Form 10-K, which we expect to file later today, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

We are pleased to speak with you today regarding our fourth quarter and 2010 operating results and what we believe was another outstanding year for USA Mobility. Despite the challenges of a soft economy, our overall results met or exceeded our financial guidance and represented a year of substantial progress for the Company. For the year, we met or exceeded our key operating goals for subscribers, total revenue, average revenue per unit (or ARPU), operating expenses, and operating cash flow. In addition, our sales force continued to meet the Company’s plan for gross additions and net churn. At the same time, we were able to maintain strong cash flow, operate profitably within a low-cost operating structure, and once again generate sufficient cash flow to return capital to stockholders.

In the next few minutes, we will review some of the accomplishments we achieved over the past year, discuss details of our fourth quarter and 2010 financial results, and provide you with an update on our current business initiatives and expectations for 2011.

Key accomplishments we achieved during 2010 included:

1.	Subscriber Trends improved steadily throughout the year, continuing the positive momentum begun in the fourth quarter of 2009. Our annual rate of subscriber erosion fell to 13.4 percent in 2010, the lowest loss rate in more than six years. Clearly, the improvement was due in large part to a slowly recovering national economy. However, I would point out that we experienced a noticeably improved churn rate within our Direct customer base over the past year – down to 2.8 percent in the fourth quarter — which we believe can be attributed in part to the value our core customers ascribe to our services. While this variable is difficult to quantify, of course, we are encouraged by the positive trend, as well as by the relatively steady level of gross placements achieved through our direct sales force.

2.	Total Revenues again met our performance target for the year. Although the rate of revenue decline in 2010 was flat compared with the prior year, the annual rate of erosion in the fourth quarter improved to 16.4 percent, the best in nearly two years, while the quarterly rate of revenue decline in the fourth quarter was the lowest since the second quarter of 2008. I would also note that we were able to achieve these results despite relatively flat paging ARPUs over the past year.

3.	We again made significant progress in reducing Operating Expenses during 2010, consistent with our goal to manage a low-cost operating structure. Excluding depreciation, amortization and accretion, Operating Expenses were approximately 20 percent lower in 2010 than the prior year. In addition, we were pleased that our rate of expense reduction for the year again outpaced the annual rate of revenue decline.

4.	Our solid revenue performance and cost reduction efforts resulted in Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion (or EBITDA) of $81.3 million for 2010. We also reported an EBITDA margin of 34.9 percent for the year, up slightly from 2009. As I’ve said previously, however, it will be difficult for us to sustain EBITDA margins in the mid-30s going forward as our ability to reduce operating expenses becomes more challenging over time.

5.	We again met our goal of generating substantial free cash flow in 2010, allowing us to return capital to stockholders in the form of cash distributions and stock repurchases, consistent with our stated capital allocation strategy. Including quarterly and special cash distributions totaling $2.00 per share, we returned approximately $44.2 million in capital to stockholders during the year, and a total of $366.6 million over the past six years. Also, yesterday our Board of Directors declared a regular quarterly dividend distribution of $0.25 per share, payable on March 31, 2011 to stockholders of record on March 17, 2011. I will comment further on our capital allocation strategy in a few minutes.

6.	We continued to repurchase the Company’s common stock during 2010 under our Stock Repurchase Program, buying back 697,768 shares. Since the program began in August 2008, we have repurchased a total of 5,556,331 shares of our common stock for approximately $51.7 million at an average price of $9.31 per share through year-end 2010. In December, the Board approved a further extension of our stock repurchase plan through the end of 2011 and reset the amount available for purchase under the plan to $25 million as of January 3, 2011.

Given the scope of economic and business challenges we faced over the past year, we are very pleased with our results for the fourth quarter and 2010. We met or exceeded our key operating goals, generated significant free cash flow, returned capital to stockholders, and continued to repurchase Company stock. We are extremely proud of this record of achievement; it is a testament to the dedication and hard work of our employees and the loyalty of our core market segment customers, and we thank them all for their support.

Despite this progress, we know there is much more work to be done as we face a new set of business challenges in 2011. Although economic conditions have clearly improved from a year ago, unemployment rates remain high and demand for paging services continues to decline, and these factors will continue to impact our future cash flows and operating margins. Moreover, as we’ve said previously, our ability to reduce expenses at current rates is unsustainable and thus our future cost reductions simply won’t be able to keep pace with the rate of revenue erosion we anticipate in our paging business. With that said, however, I assure you management will again meet these challenges head on, and we will continue to actively and aggressively pursue all opportunities to create value for our stakeholders.

I’ll comment further on the Company’s outlook and other related business issues in few minutes, but first our Chief Financial Officer, Shawn Endsley, will review fourth quarter and year-end financial results and share additional observations on our recent operating performance... Shawn.

Mr. Endsley: Thanks Vince, and good morning.

Before I review our operating and financial results, I want to let you know that we expect to file our 2010 Form 10-K later today. As you know, the Form 10-K contains significantly more information about our business operations and financial performance than we will be able to cover on this call, so I encourage you to review it for further details.

As Vince noted, we were pleased with our 2010 financial results and the progress we made toward meeting our long-term operating goals. We met or exceeded our financial guidance for the year and believe we’ve positioned the Company well for another solid year in 2011. We were especially encouraged to see improvement in both subscriber and revenue trends. We were also able to reduce operating expenses to offset ongoing revenue decline and thus maintain strong EBITDA margins throughout the year. In addition, capital expenses remained low, which allowed us to achieve strong cash flow.

We are particularly pleased with the improvement in year-over-year subscriber trends as the annual pace of unit erosion has now improved for five consecutive quarters. While unit losses are still too high, the trends in 2010 have not only reversed the accelerating churn rate we experienced during the prior two years, but they may bode well for our future sales performance should economic conditions continue to improve in the months ahead.

With respect to the subscriber base, we ended the year with 1,889,000 units in service, a net decline of 13.4 percent, or 293,000 units, compared to a net decline of 22.5 percent, or 633,000 units, for 2009. Net unit losses were 61,000 in the fourth quarter, compared to 77,000 in the third quarter and 115,000 in the year-earlier quarter. The quarterly rate of net unit loss improved to 3.2 percent from 3.8 percent in the prior quarter, and represented our lowest quarterly net unit loss rate in more than five years.

Total Gross Placements were 54,000 in the fourth quarter, compared to 66,000 in the third quarter and 68,000 in the year-earlier quarter. However, Gross Disconnects improved significantly to 115,000 in the fourth quarter from 143,000 in the third quarter and 183,000 in the fourth quarter of 2009. As a result, the disconnect rate fell to 5.9 percent in the fourth quarter from 7.0 percent in the third quarter and 8.0 percent in the year-earlier quarter.

Our Direct subscriber base at year-end 2010 represented 92.7 percent of our units in service, up slightly from 92.3 percent in 2009. Our Indirect Channel, which continued to experience a higher rate of churn, represented 7.3 percent of units in service at year-end versus 7.7 percent a year earlier. Over time we expect the Indirect Channel to continue to decline as a percent of our total subscriber base.

Healthcare continued to be our most stable market segment with the highest rate of gross placements and lowest rate of net unit losses. The gross placement rate for Healthcare in the fourth quarter was 3.4 percent, level with the year-earlier quarter, while the disconnect rate improved to 4.4 percent from 5.5 percent. Overall, the net unit loss rate for Healthcare improved to 1.1 percent from 2.1 percent in the fourth quarter of 2009. Healthcare also accounted for more than 70.3 percent of all gross additions during the fourth quarter, and at year-end 2010 represented 58.3 percent of our total subscriber base, up from 53.2 percent at year-end 2009.

Total Paging ARPU was $8.74 in the fourth quarter, compared to $8.85 in the third quarter and $8.88 in the fourth quarter of 2009. For the year, total paging ARPU was $8.84 compared to $8.77 in 2009. Despite the modest decline in ARPU in the fourth quarter, we are pleased that overall pricing levels remain relatively stable given economic conditions over the past year as well as the continued migration of our customer base toward larger customers with lower ARPU. Looking ahead, we will continue to evaluate pricing actions based on competitive factors along with the costs required to provide high quality customer service.

Paging Revenue declined to $215.8 million in 2010 from $263.0 million in 2009, a 17.9 percent rate of erosion compared to 19.5 percent for the prior year. In the fourth quarter, paging revenue was $50.3 million, an annual rate of decline of 15.7 percent, compared to 16.6 percent in the third quarter.

Revenue from our resale of Cellular products was $2.4 million in 2010, compared to $3.5 million in 2009. In the fourth quarter, revenue from Cellular sales declined 6.2 percent from the third quarter, although activations increased 5.6 percent. Product Revenue declined to $11.7 million for 2010, a decrease of 37.9 percent from 2009, while fourth quarter Product Revenue was down slightly from the third quarter. Other Revenue declined 22.3 percent in 2010 from the prior year. These revenue categories represented only 7.5 percent of our total Revenue.

Total Revenue for 2010 was $233.3 million, compared to $289.7 million in 2009. The year-over-year rate of revenue decline was 19.5 percent in 2010 compared to 19.4 percent in 2009. Total Revenue for the fourth quarter was $54.6 million, a decline of 16.4 percent from $65.4 million in the fourth quarter of 2009. The quarterly rate of revenue erosion improved to 3.6 percent, compared to 4.1 percent in the prior quarter and 5.9 percent in the year-earlier quarter.

Turning to Operating Expenses, we continued to aggressively reduce costs in 2010. For the year, Operating Expenses (excluding depreciation, amortization and accretion) declined 20.2 percent to $151.9 million, compared to $190.4 million in 2009. Once again, the rate of annual operating expense reduction exceeded the 19.5 percent rate of annual revenue decline. In fact, 2010 was the fifth year in a row in which expense reduction outpaced the rate of revenue decline.

Fourth quarter Operating Expenses (excluding depreciation, amortization and accretion) were $37.8 million, a reduction of $6.6 million, or 14.9 percent, from $44.4 million in the fourth quarter of 2009. As noted in our press release, we incurred two non-recurring expense items in the quarter: a litigation settlement expense of $2.1 million involving breach of contract claims and severance expenses of $1.7 million in connection with our 2011 planned headcount reductions. Fourth quarter Operating Expenses represented 69.1 percent of revenue compared to 67.8 percent for the fourth quarter of 2009. Absent the one-time expense items, operating expenses would have been 62.2 percent of revenue.

Payroll and related expenses (including commissions), our largest operating expense, decreased to $14.1 million in the fourth quarter from $16.1 million in the year-earlier quarter and a 17.7 percent decline in 2010 compared to a 13.4 percent decline in 2009. Company-wide headcount at year-end 2010 was 540 full-time equivalent employees, compared to 672 full-time equivalent employees at the beginning of the year, a 19.6 percent reduction. Going forward, we expect to continue to adjust staffing levels as necessary to best meet our business needs and customer service requirements.

A major contributor to expense reduction in 2010 was lower site rent costs – our second largest operating expense. Site rent expense declined by 20.8 percent in 2010 to $33.0 million from $41.7 million in 2009. For the fourth quarter, site rent expense totaled $7.6 million, a decline of 5.1 percent from the third quarter. As you know, site rent expense reduction reflects continued progress in our ongoing network rationalization program. Looking ahead, we believe network rationalization will continue to be a key cost savings initiative; however, we expect the level of savings we can achieve from network rationalization will decline over time. As has been the case in recent years, our ability to continue to reduce site rent expense includes the elimination of transmitters and the relocation of transmitters to lower cost sites.

At December 31st, we operated 5,744 active transmitters, a reduction of 19.4 percent from the 7,123 transmitters at year-end 2009. We reduced the number of our “paid” active transmitters to 3,328 at year-end 2010 from 4,601 at year-end 2009, a reduction of 27.7 percent. Customer provided sites now represent 42.1 percent of our active transmitters.

Beyond Payroll and Related expenses and Site Rent expenses, All Other Expenses totaled $16.1 million in the fourth quarter, compared to $18.3 million in the year-earlier quarter, a reduction of 12.5 percent. For 2010, All Other Expenses totaled $60.2 million, compared to $77.4 million in 2009. We continue to manage these expenses through outsourcing and other methods to maximize efficiency and to minimize the impact on operational effectiveness.

Depreciation, Amortization and Accretion Expense was $24.1 million for 2010, compared to $41.9 million for 2009, with the significant decline a result of fully depreciated paging infrastructure and pagers coupled with fully amortized intangible assets. Fourth quarter depreciation, amortization and accretion expense was $4.2 million, compared to $5.9 million in the third quarter, with the decline due to the same reasons as noted for the total year.

EBITDA totaled $81.3 million for 2010, compared to $99.3 million in the prior year. As a percent of revenue, EBITDA was 34.9 percent in 2010, an increase from 34.3 percent in 2009. For the fourth quarter, EBITDA was $16.9 million versus $21.0 million for the same quarter a year earlier, with fourth quarter EBITDA as a percentage of revenue at 30.9 percent. Excluding the fourth quarter one-time litigation settlement and severance expenses, EBITDA margin for the fourth quarter would have been 37.8 percent compared to 37.4 percent in the third quarter of 2010. I would also note that we’ve included a schedule reconciling Operating Income to EBITDA in our earnings release.

The Company reported Net Income of $77.9 million, or $3.45 per fully diluted share, for 2010, compared to $67.6 million, or $2.90 per fully diluted share, in 2009. Fourth quarter Net Income totaled $40.5 million, or $1.82 per fully diluted share, compared to $3.6 million, or $0.16 per fully diluted share, in the fourth quarter of 2009.

Capital Expenses were $8.7 million for 2010, compared to $17.2 million in the prior year, a reduction of nearly 50 percent. Fourth quarter capital expenses were $4.7 million, compared to $1.7 million in the third quarter and $5.0 million in the year-earlier quarter. Higher fourth quarter capital expenses were largely a result of year-end pager purchases to replenish equipment inventories. Pager device purchases in 2010 accounted for approximately 65.2 percent of our capital expenses.

The Company generated $72.8 million in cash during the year from operating and investing activities and had a cash balance of $129.2 million at December 31st.

We reported an Income Tax Benefit of $27.6 million in the fourth quarter. The benefit resulted from a $32.9 million decrease in the deferred income tax asset valuation allowance, which adjusted the balance of deferred income tax assets to their estimated realizable amounts. During the quarter we reassessed the expected level of our future taxable income, which resulted in a reduction of the valuation allowance. The reduction in income tax expense resulted in a year-to-date effective income tax rate of (29.8) percent (including the impact of the adjustment to the deferred income tax asset valuation allowance). Absent the reduction in income tax expense and one-time litigation and severance expenses, fourth quarter net income would have been $10.0 million or $0.45 per fully diluted share. I would also note that the taxable income we generated in 2010 will be substantially offset by our tax net operating losses, so we do not anticipate any significant cash liability for Federal and State income taxes for the year.

As noted in our press release, $1.90 of our $2.00 in cash distributions during 2010 was treated as a return of capital, while the remaining $0.10 was treated as a dividend distribution. This is a change from prior years when our cash distributions were entirely a return of capital. The reason for the change is we generated 2010 income under the IRS rules for calculating current earnings and profits, and therefore our cash distributions were treated as dividend distributions up to the amount of 2010 earnings and profits. Accordingly, the allocation between return of capital and taxable dividends was based on full year 2010 information, and that data is reflected on the Form 1099s recently sent to stockholders.

Finally, with respect to our financial expectations for 2011, we are providing financial guidance today in a manner consistent with previous years — and with the caveat that our projections are based on current trends and that those trends are always subject to change. Accordingly, we currently expect, for our paging business and related product sales, that Total Revenue for 2011 to be in a range from $182 million to $192 million, Operating Expenses (excluding depreciation, amortization and accretion), to be in a range from $132 million to $136 million, and Capital Expenses to be in a range from $5 million to $7 million.

Mr. Kelly:	With that, I’ll turn it back over to Vince. Thanks, Shawn.

Before we take your questions, I wanted to comment briefly on a few other items that may be of interest:

•	First, I’ll provide a quick update on some of our recent Sales and Marketing activities;

•	Second, I’ll briefly review our current capital allocation strategy.

•	And finally, I will offer some thoughts on our current business challenges and outlook for 2011 and beyond.

With respect to our Sales and Marketing activities in the fourth quarter, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 88 percent of our direct subscriber base at December 31st, compared to 86 percent a year ago. They also accounted for approximately 83 percent of our direct paging revenue in the fourth quarter, compared to 81 percent in the year-earlier quarter.

During the quarter, our sales and marketing teams remained focused on their three primary goals: (1) acquiring new accounts and business leads; (2) expanding our presence within existing accounts; and (3) retaining our largest and most valuable customers. As a result, our direct sales team exceeded expectations for both gross additions and retention for the fourth quarter and for the full year.

Healthcare continued to be our best-performing market segment during the quarter, contributing 70 percent of all gross placements and 57 percent of total direct paging revenue, while net churn among Healthcare customers continued to be the lowest among all subscriber segments.

In the fourth quarter, we added several new hospital accounts, a critically important part of our Healthcare business. One of these wins was a major account in a competitor’s stronghold. Overall, we added 23 new hospitals to our account base during 2010. As our Healthcare segment continues to become a larger portion of our overall subscriber base, adding new hospitals has become a high priority for our sales organization.

In the area of retention, the approach used by our Key Account Management (or KAM) team continues to be a significant reason for the success we’ve achieved in retaining our most valuable accounts; especially within the Healthcare sector. This approach includes numerous “first name basis” relationships our key account managers have forged with our most valuable accounts. It also involves extraordinary teamwork and well-timed coordination between our district managers, account executives and key account managers to anticipate and respond quickly to the needs of these accounts.

While Healthcare receives much of our attention, I would note that we also continue to sell and market our services to our two other core market segments — Government and Large Enterprise.

In addition, we continue to provide all our customer segments with a suite of related products and services — including software, cellular and wireless data solutions – in order to meet all of their critical messaging needs. This network agnostic approach allows us to meet the total communications needs to these valuable customer segments. One of our key missions going forward is to expand on this approach and our related capability.

Turning to our Capital Allocation Strategy, our goals remain largely the same as they’ve been for some time: The Company’s Board and management are committed to creating value for our stakeholders.

As you recall, we began paying special cash distributions in 2005 and paid our first quarterly cash distribution in 2006. Since then we have continued to pay regular quarterly cash distributions as well as special cash distributions from time to time. In addition, we initiated a share buy back program in 2008 and recently extended it through year-end 2011. To date we have returned a total of $418.3 million in capital to our stockholders.

With regard to how we plan to allocate capital going forward, the Board will continue to review all options. However, given our projections for operating cash flow, we expect to continue paying quarterly dividend distributions of $0.25 per share, which represents a strong yield based on our current share price. Future decisions regarding capital allocation are being weighed against other opportunities for creating long-term stockholder value; including acquisitions or related strategic approaches that might provide enhanced revenue and cash flow stability.

Finally, I wanted to take a minute today to comment on our Business Challenges and Outlook for 2011 and beyond. Despite our improved operational results in 2010, along with an improved economy over the past year, the fact remains we still operate in a highly competitive industry. As a result, we expect to continue to face further competitive risks in 2011. These operational challenges require that we continue to pursue a focused business strategy going forward with respect to our paging business, while expanding our product offerings and service capabilities in our key market segments.

A big challenge this year will be to sustain last year’s improvement in subscriber and revenue trends. This effort has been – and will continue to be – an uphill battle since we expect continued subscriber and revenue erosion for the foreseeable future as the paging industry further contracts.

We will continue to pursue opportunities to retain and potentially grow revenue from our customer base while finding new ways to offset the long-term technology-driven decline in paging demand, a process in which subscribers have gradually opted for a host of competing wireless voice and data services. Clearly, subscriber erosion is the single largest risk to the Company’s ability to generate future cash flow; thus finding avenues to mitigate that risk will continue to be our primary strategic focus.

Finally, despite our many challenges, I would remind you that USA Mobility also has considerable strengths. We are a profitable, high margin company with significant sales, service, network and tax assets. What is more, we expect to continue to generate sizable free cash flow over the near-term, largely through our paging business, and return a portion of that cash to our stockholders.

In conclusion, 2010 was another year of outstanding progress for USA Mobility. Despite a weak economy and continued industry challenges, we were able to operate the Company profitably, meet our primary performance goals, reduce operating costs, increase organizational efficiencies, and pursue aggressive selling efforts to our core market segments. And most importantly, we continued to position USA Mobility for the future. Although we will continue to face additional economic and competitive adversity going forward, we look to build upon on the solid progress we made in 2010 and achieve further success in 2011 facing these challenges and finding creative ways to build our business around our key segments.

As usual, we will keep you updated on our progress and other corporate events through press releases and future investor calls.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator...

Operator: Thank you, Mr. Kelly. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment, and once again, that’s star 1.

Our first question comes from Napf Joseph with Shannon River.

Napf Joseph: Hi, thank you. Just a two-part question, if you will. The first one is about competition. You mentioned that the market remains intensely competitive for 2011. If you could elaborate, you know, I think you usually provide us with market share — kind of ball park market share, where you are today and what you see kind of the risks are, and what you see, maybe some of the opportunities there as well.

And then the second question is, around cash flow and the dividend, if you look at what you paid out quite generously, pretty consistently, with you adding the recurring dividend plus the special dividend, it comes to about $44, $45 million over the last couple of years.

How shall we think about that going forward, you know, given the trend of declining revenue and EBITDA despite the, you know, impressive margin expansion — the guidance this year like it just covers what that amount would be.

And, you know, you still have a significant cash balance. So how shall we think about, you know - you reiterated the recurring dividends? How shall we think about the special dividend and then, how shall we also think about what buy-backs make sense given that dynamic? Thank you.

Mr. Kelly: Okay, let me try to take those in order. In terms of competition, you know, we see competition really in two main areas right now. Number 1, with other paging companies, we’re still two thirds of the paging industry by our market.

It’s hard to get an exact number for you because all the other companies are private. But we see them in the marketplace and we see that their primary way of competing against us is just by slashing price.

They can’t come close to servicing their customers the way we service them. They don’t have the back office capability, and they don’t have a key account management team breadth and depth that we have, and they certainly don’t have the technical and engineering expertise and the ability to react quickly to outages and customer problems that we have.

So we’re seeing, I think, as the industry continues to get smaller, you know, a little bit of desperation in them and the only way they can compete is by cutting price. But we’re also seeing - which has really been the main primary driver of competition in our industry going all the way back to our high water market coming at the end of 1999 — we’re also seeing continued competition and pressure from the broadband wireless providers.

You know, many of them are targeting our customer base. You know, fortunately, we’ve focused for a long time on business to business type accounts and most of these wireless providers focus more on retail.

So they’re not yet really what I would say good at penetrating the business to business space, but they’re certainly gearing toward healthcare, they’re gearing toward government, they’re gearing toward large enterprise.

And it would be Pollyanna-ish of us to not appreciate and not fully respect the fact that they’re going to continue making inroads. You know, our industry has gone from over 40 million subscribers down to where we find ourselves now, probably just over 3 million subscribers. And, you know, that’s a big drop in, you know, a 10, 11 year period.

And so we continue to believe that this industry will continue to erode and continue to get smaller, but probably at a slower pace than it has in the past. We’ve certainly seen that with our results as you’ve seen in the announcement just this morning.

Our fourth quarter trend slowed down quite a bit and, you know, so far that kind of churn slow down is continuing. So that bodes well for the future, but we’re going to be smaller in the future.

For the last five years, we’ve taken costs out faster than revenue has come down and we can’t do that forever, so this kind of flows into your next question which has to do with dividends and kind of what you can think going forward.

We think the rate of revenue erosion will continue to slow down and we’ll continue to extract costs in this business. So we’ll continue to generate meaningful free cash flow well out into the future in meaningful margins.

However, the absolute value, if you think of it, of the amount of cash that we can generate, you know, will go down and, you know, we’ve got 22 million shares out there, so the amount of cash flow per share goes down. And clearly, this year we’re going to cover our recurring dividends with no problem.

As I said in my comments a little while ago, the Board is looking at all kind of alternatives to create shareholder value and those could include special dividends, those could include further stock buy-backs — we already have a program out there. Those could include acquisitions that we think would center around our core customer segments and really play to those strengths — a variety of ways that we could go about that.

So I would say for this year, you know, our plan is to continue paying the recurring dividend. You know, with respect to any of those other options and alternatives, you know, everything’s still on the table. We’re going to continue to evaluate that and when we make a decision, we’ll let the market know.

Napf Joseph: Thank you.

Operator: And once again, that’s star 1 if you would like to ask a question. And Mr. Kelly, we have no further questions at this time.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us this morning. We look forward to speaking with you again after we release our first quarter results. Thanks and have a great day!